UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 9, 2009
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.	Entry into a Material Definitive Agreement.

On September 9, pursuant to the previously disclosed Truck Business Relationship Agreement (the “Truck Business Relationship Agreement”), Navistar, Inc. (“Navistar”), a principal operating subsidiary of Navistar International Corporation (“Navistar International”), entered into a Joint Venture Operating Agreement (the “Operating Agreement”) with Caterpillar Inc. (“Caterpillar”).  The Operating Agreement governs the operations of  NC2 Global LLC (the “Joint Venture”), a joint venture formed by Caterpillar and Navistar for the purpose of developing, designing, testing, manufacturing, assembling, branding, marketing and selling, and distributing and providing product support for, heavy and certain medium duty trucks outside of North America and the Indian subcontinent (the “Joint Venture Business”).

The Operating Agreement is the Joint Venture’s primary operating document and contains the understandings and agreements of the parties regarding the governance and operations of the Joint Venture Business.  The Joint Venture Business does not include the sale of vehicles to military customers.  The Joint Venture Business may be revised, in Caterpillar’s sole discretion, after six years following the execution of the Operating Agreement, to exit the medium duty cab over engine truck business.

Caterpillar and Navistar have agreed to provide the Joint Venture with certain products and services pursuant to the terms of one or more sales and services agreements.  Navistar may also require the Joint Venture to develop, design, test, manufacture, and assemble medium and heavy duty cab over engine trucks, and replacement parts therefor, to sell to Navistar for resale in North America pursuant to one or more sales and services agreements.  In the event that Navistar sources heavy duty cab over engine trucks from the Joint Venture for resale in North America, the market share of vocational heavy duty cab over engine trucks is equal to or greater than 10% of the total market share of vocational heavy duty trucks in North America or upon approval of the Joint Venture’s Board of Directors, Caterpillar may require the Joint Venture to develop, design, test, manufacture, and assemble vocational heavy duty cab over engine trucks, and replacement parts therefor, to sell to Caterpillar for resale in North America pursuant to one or more sales and services agreements.

Under the Operating Agreement, each of Caterpillar and Navistar own 50% of the ownership interest in the Joint Venture.  Each of Caterpillar and Navistar have contributed $42 million to the Joint Venture as an initial capital contribution.  In addition, each of Caterpillar and Navistar are committed to provide the Joint Venture with up to an additional $90 million of required funding over the following three years.  Each year the Board of Directors of the Joint Venture must agree to an annual and five-year rolling business plan, which include additional three year funding commitments.

Pursuant to the Operating Agreement, the Joint Venture will have a Board of Directors consisting of six directors, with Caterpillar and Navistar each appointing three of the directors.  The Joint Venture will be managed day-to-day by a President, appointed by Navistar.  The President and Chief Financial Officer, which shall be appointed by Caterpillar, will each be appointed for a three year term.

The initial term of the Operating Agreement is 25 years, subject to five year extensions upon written agreement of Caterpillar and Navistar.  The Operating Agreement contains various termination provisions; however, the Joint Venture may not be voluntarily terminated by either Caterpillar or Navistar without mutual consent unless a material breach, a deadlock with respect to an annual or five-year rolling business plan (at least five years after execution of the Operating Agreement), a dilution of Caterpillar’s or Navistar’s ownership interest below 25% or a change of control of Caterpillar or Navistar International has occurred.

Upon a change of control of Caterpillar or Navistar International, the party not undergoing a change of control can make a one time offer to purchase 100% of the ownership interest in the Joint Venture at a fixed price.  The member undergoing the change of control will then have the option of either accepting the offer or purchasing 100% of the ownership interest in the Joint Venture at such price.  Additionally, upon a material breach or dilution of Caterpillar’s or Navistar’s ownership interest below 25%, the non-defaulting party may choose to purchase 100% of the ownership interest in the Joint Venture at fair market value, as determined by an independent third party retained to value the Joint Venture.

Under the Operating Agreement, Navistar International, Navistar, Caterpillar and their affiliates are subject to various exclusivity and non-competition provisions.  Subject to certain exceptions, Navistar International, Navistar, Caterpillar and their affiliates are prohibited from engaging in business, either directly or indirectly, within the scope of the Joint Venture Business.

A copy of the Operating Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Operating Agreement does not purport to be complete and is qualified in its entirety by reference to the Operating Agreement.

Item 8.01.	Other Events.

On September 10, 2009, Caterpillar and Navistar issued a press release announcing the execution of the Operating Agreement.  A copy of the press release is furnished under this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:
	10.1	Joint Venture Operating Agreement, dated as of September 9, 2009, by and among Caterpillar Inc., and Navistar Inc.
	99.1	Press Release

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

	By:	/s/ James B. Buda
Dated: September 15, 2009		James B. Buda
Vice President, General Counsel and Secretary